EXHIBIT 99.1

ATC Technology Corporation Announces Completion of Merger with GENCO Distribution System, Inc.	NEWS RELEASE For Immediate Release For more information: Mary Ryan 630.663.8283 maryan@corpatc.com

Downers Grove, Illinois, October 22, 2010 – ATC Technology Corporation (ATC) (NASDAQ-GS:ATAC), today announced that it has completed its merger with GENCO Distribution System, Inc. and is now a wholly-owned subsidiary of GENCO.

Under the terms of the merger agreement, ATC stockholders will receive $25.00 per share in cash, without interest and less applicable withholding taxes. Letters of transmittal enabling ATC stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly. If your shares of ATC common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

With the closing of the transaction, trading in ATC common stock will be halted at the close of business today.

Robert W. Baird & Co. Incorporated served as financial advisor to ATC and Gibson, Dunn & Crutcher LLP served as legal advisor to ATC. Macquarie Capital (USA) Inc. served as financial advisor and Republic Partners, Inc. served as strategic advisor to GENCO. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Thorp, Reed & Armstrong LLP served as legal counsel to GENCO. The acquisition was financed through the application of proceeds from the sale of GENCO shares to affiliates of Greenbriar Equity Group LLC, from borrowings under a new line of credit extended to GENCO by PNC Bank, National Association, and Wells Fargo Bank, N.A. and through the application of cash on hand. Hughes Hubbard & Reed LLP served as legal counsel to Greenbriar. Buchanan Ingersoll & Rooney PC served as legal counsel to PNC and Wells Fargo.

For further information, please see ATC’s periodic reports and other information filed with the Securities and Exchange Commission.

About GENCO Supply Chain Solutions

GENCO Supply Chain Solutions is North America’s 2nd largest and a Global Top 50 third-party logistics provider and the recognized leader in reverse logistics. The company manages 112 operations and 37 million square feet of warehouse space throughout North America for a diverse range of retail, manufacturing and government customers, including many Fortune 500 companies. The company provides initial and ongoing value through a complete range of solutions, including contract logistics, transportation logistics, parcel negotiation and audits, reverse logistics, damage research, product liquidation, pharmaceutical services, government solutions and supply chain technology solutions. For more information, visit www.genco.com.

About ATC Technology Corporation

ATC is headquartered in Downers Grove, Illinois. ATC provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

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